Exhibit 99.2

BioSig Issues Shareholder Letter with Corporate Update on Recent Achievements and Anticipated Milestones for 2021

●	Company expands clinical footprint, installations and commercial sales with leading hospitals

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Neurostimulation division to develop a novel sensing and stimulation technology to optimize neurostimulation therapies and develop novel solutions to diagnose and treat neurological disorders; the Company licensed a first utility patent from the Mayo Foundation for Medical Education and Research

●	Launched artificial intelligence effort with leading partners

●	Balance sheet remains robust with $28.3 million in cash, cash equivalent, and short-term investments, well-positioned for 2021, based on current expectations

Westport, CT, March 29, 2021 /GLOBE NEWSWIRE/ — BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced that the Company had issued a Letter to Shareholders providing highlights on the Company’s recent developments and updates.

Recent Company highlights include:

●	Updates on the commercial adoption of the PURE EP™ System, including the first commercial sale of three units to St. David’s HealthCare in Austin, TX, an HCA Healthcare-owned hospital.

●	More than 643 patient cases have been conducted with the PURE EP™ System by 40 physicians across eight clinical sites to date.

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At least three more clinical sites are scheduled to commence the evaluation in the coming months, including the New York-Presbyterian/Weill Cornell Medical Center and the Michigan Medicine–University Hospital that maintain two of the most extensive electrophysiology programs in the country.

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The PURE EP™ System received favorable reviews during leading industry conferences, including EPLive 2020 and the 26th Annual International AF Symposium 2021. Complete recordings of the presentations and articles authored by the physician users and independent reviewers of the technology are available on the Company’s website.

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The Company launched an initiative to develop and commercialize novel AI- and machine learning-powered software solutions. The program will be conducted under the leadership of Mayo Clinic and Dr. Alexander Wissner-Gross, a leading AI scientist at M.I.T.

●	The Company deployed innovative Vuzix M400 Smart Glasses for remote servicing and training, allowing its customers uninterrupted access to its technical team.

●	The NeuroClear™ division is developing a novel nerve sensing and stimulation technology to improve current treatments for resistant hypertension and other nerve-related therapeutic targets.

●	The Company reports $28.3 million in cash as of December 31, 2020, positioning the Company well for commercial and operational growth, based on the Company’s current expectations and projections.

“We made some significant strides in 2020, which have laid the foundation for a strong 2021,” stated Kenneth L. Londoner, Founder, Chairman, and CEO of BioSig Technologies, Inc. “Commercial adoption of the PURE EP™ System is gaining momentum, and we continue to add new healthcare facilities and complete more patient cases. Commercialization, innovation, and growth remain at the forefront of our strategic priorities as we expand our clinic footprint and strengthen our product positions and service offerings. We have a strong balance sheet, we are progressing well with our neurostimulation division, and are looking to the future of next-generation AI- and machine learning-powered software for our PURE EP™ System with a new strategic initiative that we are launching with the Mayo Foundation for Medical Education and Research. BioSig is well-positioned to have an excellent 2021, and we look forward to executing on many opportunities that we believe will drive shareholder value.”

To view the Company’s Shareholder Letter in its entirety, please visit https://ir.biosig.com.

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP™ System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording, and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x119